Ex-99.1 — Press Release dated April 1, 2004

FOR IMMEDIATE RELEASE

AESP, Inc. Reports Results for 2003

Miami, Florida, April 1, 2004 — AESP, Inc. (NASDAQ: AESP) today announced its results of operations for the fiscal year ended December 31, 2003. Sales for the fiscal year ended December 31, 2003 were $31.9 million, compared with sales of $29.7 million for the fiscal year ended December 31, 2002. The net loss for fiscal 2003 was $2.7 million, compared to a net loss of $2.3 million for fiscal 2002. The Company’s loss per common share and diluted loss per common share were both $.45 for fiscal 2003. For fiscal 2002, the Company posted a loss per common share and diluted loss per common share of $.49.

The Company also announced that it has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and that the details of its 2003 results of operations can be found therein.

AESP, Inc. designs, manufactures, markets and distributes network connectivity products under the brand name Signamax Connectivity Systems as well as customized solutions for original equipment manufacturers worldwide. For additional Company information, visit our websites, www.aesp.com and www.Signamax.com.

Safe Harbor Disclosure Under the 1995 Securities Litigation Reform Act.

This news release contains forward-looking statements, which involve risks and uncertainties. The Company’s actual future results could differ materially from the results anticipated herein. For information regarding factors that could impact the Company’s future performance, see the Company’s future filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for 2003.

Signamax is a trademark of AESP, Inc. in the United States and/or other countries.

For further information, please contact:

Slav Stein, President & CEO
Roman Briskin, Executive Vice President
John F. Wilkens, Chief Financial Officer

AESP, Inc.
1810 N.E. 144th Street
North Miami, Florida 33131
(305) 944-7710